Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ICOP Digital, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ICOP Digital, Inc.

Notice of Special Meeting of Shareholders

Date:

February 28, 2005

Time:

10:00 a.m.

Place:

11011 King Street, Suite 260

Overland Park, Kansas 66210

Purpose:

To vote on allowing management to execute a reverse stock split of 1 share for 10 shares of both our no par value common stock and our preferred stock. This reverse split will not otherwise effect our authorized capital.

Further information about the meeting is contained in the accompanying proxy statement. All shareholders of record on January 19, 2005 may vote at this meeting.

Record holders of our common stock and Series A preferred stock at the close of business on January 19, 2005 are entitled to receive Notice of the Special Meeting and to vote at the Special Meeting. A list of shareholders entitled to vote will be available at the Special Meeting and for 10 days immediately before the Special Meeting at the corporate offices located at 11011 King Street, Suite 260, Overland Park, KS 66210.

Your vote is important. If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy. A postage-paid reply envelope is enclosed for your convenience. A shareholder who submits a proxy may revoke it at any time before the vote is taken at the meeting.

By Order of the Board of Directors

/s/ Charles A. Ross, Sr.
Charles A. Ross, Sr.
Chairman of the Board

January 31, 2005

ICOP Digital, Inc.

COMMERCE TERRACE

11011 King Street, Suite 260

Overland Park, Kansas 66210

January 31, 2005

Dear ICOP Digital, Inc. shareholder:

I am pleased to invite you to ICOP Digital, Inc.’s Special Meeting of shareholders. The meeting will be at 10:00 a.m. on February 28, 2005, at 11011 King Street, Suite 260, Overland Park, Kansas 66210.

At the meeting, you and the other shareholders will vote on allowing management to execute a reverse stock split of 1 share for 10 shares on our issued and outstanding no par value common stock and preferred stock. This reverse split will not otherwise effect our authorized capital.

We hope you can join us on February 28, 2005. Your vote on these matters is important. To vote at the meeting please either attend the meeting or complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope. If you intend to attend the meeting in person, please call 913-338-5550 to RSVP and get directions.

Thank you for your continued support.

Very truly yours,

/s/ Charles A. Ross
Charles A. Ross, Sr.,
Chairman of the Board

ICOP Digital, Inc.

11011 King Street, Suite 260

Overland Park, Kansas 66210

(913) 338-5550

PROXY STATEMENT

Special Meeting of Shareholders

To Be Held February 28, 2005

General

This proxy statement contains information about the Special Meeting of Shareholders of ICOP Digital, Inc. to be held at 11011 King Street, Suite 260, Overland Park, Kansas 66210, on February 28, 2005, at 10:00 a.m. local time. The Company’s Board of Directors is using this proxy statement to solicit proxies for use at the Special Meeting. In this proxy statement “ICOP” and “the Company” both refer to ICOP Digital, Inc. This proxy statement and the enclosed proxy card are being mailed to you on or about February 1, 2005.

Purpose of the Special Meeting

At the meeting, you and the other shareholders will vote on allowing management to execute a reverse stock split of 1 share for 10 shares on our issued and outstanding no par value common stock and preferred stock. This reverse split will not otherwise effect our authorized capital.

Who Can Vote

Only shareholders of record at the close of business on the record date of January 19, 2005 are entitled to receive notice of the Special Meeting and to vote the shares of ICOP common stock and ICOP preferred stock they held on that date. As of January 20, 2005, there were 16,382,000 shares of ICOP common stock issued and outstanding and 250,000 shares of preferred stock with the right to vote 2,000,000 shares on an as converted basis. Holders of ICOP common stock and preferred stock are entitled to one vote and eight votes per share, respectively, and are not allowed to cumulate votes. There are no other classes of securities outstanding that are entitled to vote at this meeting. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

You may give instructions on how your shares are to be voted by marking, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope.

A proxy, when executed and not revoked, will be voted in accordance with its instructions. If no instructions are given, proxies will be voted FOR allowing management to perform a reverse split of from 1 share for 10 to not more than 1 share for 20.

Revoking a Proxy

You may revoke a proxy before the vote is taken at the meeting by:

•	submitting a new proxy with a later date,

•	by voting at the meeting, or

•	by filing a written revocation with ICOP’s president.

Your attendance at the Special Meeting will not automatically revoke your proxy.

Quorum and Voting Requirements

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if shareholders of a majority of the outstanding shares of common stock and preferred stock are present at the meeting in person or by proxy. Abstentions count as present for establishing a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

If a quorum is present, the affirmative vote of a majority of shares represented in person or by proxy will be required to allow management to execute the reverse stock split of 1 share for 10 shares on our issued and outstanding no par value common stock and preferred stock. This reverse split will not otherwise effect our authorized capital. Any shares present but not voted, including abstentions, will not be considered when counting votes cast for or against the proposal.

Payment of Proxy Solicitation Costs

The Company will pay all costs of soliciting proxies. The solicitation will be made by mail. In addition to mailing proxy solicitation material, ICOP’s management also may solicit proxies in person, by telephone, or by other electronic means of communication.

The Company’s Annual Report

Shareholders may obtain a copy of ICOP’s Annual Report on Form 10-KSB for the year ended December 31, 2003 by writing to the Company. Upon written request, the Company will provide copies of the exhibits to this report for a charge limited to its reasonable expenses in furnishing the exhibits. Requests for exhibits should be directed to ICOP Digital, Inc., 11011 King Street, Suite 260, Overland Park, KS 66210, Attention: Charles A. Ross, Sr.

PROPOSAL: APPROVE A REVERSE STOCK SPLIT OF ICOP’S COMMON AND SERIES A PREFERRED STOCK

Introduction

On January 13, 2005, our Board of Directors approved a proposal to effectuate a reverse split of our common and preferred stock, subject to the approval of our shareholders. The reverse split, if approved, will combine our outstanding common and preferred stock 1 share for 10 shares. In other words, for each 10 share you previously owned, you will thereafter own 1 share. For any shareholder whose shares once combined equal less than 1 share, we will cash out based on the market price. The rights of such shareholders who receive a cash payment as stockholders of the Company shall cease immediately, regardless of whether such shareholders refuse to accept the cash out value for their fractional shares. As a result of the proposed reverse stock split, the 16,382,000 shares of common stock and 250,000 shares of preferred stock issued and outstanding as of January 20, 2005, will be substantially reduced by a factor of ten (10).

Reasons for the Reverse Split

As previously announced in a press release, we have entered into a non binding letter of intent with Paulson Investment Company, Inc., a registered broker/dealer to engage in a secondary public offering of our securities. While this letter of intent is non binding, in order for us to prepare ourselves to engage in this offering, we have been asked to recapitalize ourselves by engaging in a 1 share for 10 share reverse split of our common and preferred stock presently issued and outstanding. As part of the public offering process, we are also required to apply for a listing of our securities on the Nasdaq Small Cap market, which will require, among other things, that our per share market price exceeds $4.00 per share. In order to attain appropriate pricing, once again, it is imperative that we engage in a reverse stock split. In the absence of completing the proposed secondary offering or engaging in some other transaction to raise significant capital, we would not qualify for a Nasdaq Small Cap listing and we do not expect to be approved for that listing except on a “when issued” basis of our secondary offering which is a standard procedure with Nasdaq and other markets.

While these are the principal reasons for engaging in this reverse split proposal, our shareholders must be cognizant of the fact that regardless of shareholder approval of this proposal, there is no guarantee a public offering of our securities or a Nasdaq Small Cap listing will be completed or attained.

A registration statement relating to these securities has not been filed with the Securities and Exchange Commission. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of ICOP. These shares may not be sold, and offers to buy may not be accepted, before a registration statement declared effective by the Securities and Exchange Commission. The press release and this Proxy Statement are being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

Certain Effects of the Reverse Split

Shares of common and preferred stock issued pursuant to the reverse split will be fully paid and nonassessable. The reverse split will not alter the relative voting and other rights of holders of the common and preferred stock, and each share of common stock will continue to entitle its owner to one vote.

As a result of the reverse split, the number of shares of common stock presently outstanding will be consolidated but the number of common and preferred shares authorized for issuance will remain unchanged at 50 million and 5 million respectively. Accordingly, under certain circumstances, we will have the ability to issue more shares of common stock than is presently the case without additional shareholder approval. Any further issuances with or without shareholder approval have a dilutive effect on the equity and voting power of our existing shareholders.

Your percentage ownership in the Company will remain essentially unchanged. No fractional shares will be issued in connection with the reverse split. Instead, with the exception of persons who would receive less than one share, all fractional shares will be rounded up and one whole share will be issued. We expect that most shareholders will receive one additional share of common stock, but we do not anticipate that this will materially affect any shareholder’s proportional interest. Shareholders who would otherwise receive less than one share will be paid cash based on the closing bid price on the day the proposal receives shareholder approval. This will allow them to cash out in a transaction that will have NO brokerage expenses or other costs and they will thereafter have NO ownership in the Company.

The reverse split may result in some shareholders owning “odd-lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in round lots of even multiples of 100 shares.

The reverse split will not affect the Company’s shareholders’ equity as reflected on our financial statements, except to change the number of issued and outstanding shares of common stock.

Certain Federal Income Tax Consequences

Following is a summary of the material anticipated federal income tax consequences of the proposed reverse split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the reverse split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise you to consult with your own tax advisor for more detailed information relating to your individual tax circumstances.

We understand that the reverse split will be a “recapitalization” under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by the Company or our shareholders as a result of the reverse split or the exchange of pre-reverse split shares for post-reverse split shares. A shareholder’s aggregate tax basis in his or her post-reverse split shares should be the same as his or her aggregate tax basis in the pre-reverse split shares. In addition, the holding period of the post-reverse split shares received by such shareholder should include the period during which the pre-reverse split shares were held, provided that all such shares were held as capital assets in the hands of the shareholder at the time of the exchange.

Rights of Dissent

Pursuant to Colorado Revised Statutes 7-113-102, shareholders who will be cashed out as a result of this reverse split (those entitled to receive less than one share after the split) are entitled to dissent and demand payment of fair value for their shares. We will provide to any shareholder seeking to dissent all of the necessary documents required for that purpose upon reasonable request to us at (913) 338-5550. We do not expect to receive any requests by dissenters as the fair value is based on market and the payout will in no case exceed approximately $10.00 and is based on market value.

Effective Date of the Reverse Split

If the proposal is approved by our shareholders, we anticipate that it will become effective on or about March 10, 2005. After the reverse split is effective, certificates representing shares of pre-reverse split common and/or preferred stock will be deemed to represent only the right to receive the appropriate number of shares of post-reverse split common and/or preferred stock. In the case of shareholders thereafter holding less than one share it will represent the right to receive cash.

Exchange of Certificates

Except with respect to shareholders who after giving effect to the reverse split hold less than one (1) share you are not being asked to exchange your certificates at this time. However you are entitled to do so after the reverse split takes place, if you wish, by contacting our transfer agent Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, (303) 262-0600. Otherwise, certificates representing pre-reverse split shares will be exchanged for certificates reflecting post-reverse split shares at the first time they are presented to the transfer agent for transfer. Shareholders holding less than one share will be notified to return their certificates for cancellation and in return will receive a check representing the repurchase of there fractional share.

It is a Prerequisite of Our Proposed Public Offering that this Measure be Approved.

Management recommends the approval of this proposal.

Management believes that should this proposal be approved we will have fulfilled our obligation to our proposed underwriter to recapitalize ICOP in preparation of a public offering of our securities. There can be NO guarantee that the proposed offering will take place however. We also believe shareholder approval of this proposal is necessary for us to have the flexibility that we will require to successfully complete the recapitalization of ICOP in preparation for our proposed listing on the Nasdaq Small Cap market in anticipation of the proposed public offering.

Management unanimously approved the resolution which is being submitted to the shareholders and recommends approval of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 19, 2005, the common stock ownership of each person known by ICOP to be the beneficial owner of 5% or more of ICOP’s common stock, all directors, persons nominated to be directors, and officers individually and all directors and officers of ICOP as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown. There are no contractual arrangements or pledges of ICOP’s securities, known to ICOP, which may at a subsequent date result in a change of control of the Company. As of January 19, 2005 there were 16,382,000 shares of ICOP common stock issued and outstanding.

Name and Address of Beneficial Owner	No. of Shares of Common Stock Beneficially Owned	Percent of Class Beneficially Owned
Charles A. Ross, Sr.(1) 11952 Farley, Overland Park, Kansas 66213	2,500,000	15.3%

David C. Owen(2)(3) 27085 West 102nd Street Olathe, Kansas 66061	4,499,000	27.5%

Laura E. Owen(2)(3) 27085 West 102nd Street Olathe, Kansas 66061	4,499,000	27.5%

Roger L. Mason 14950 South St. Andrews Avenue, Olathe, Kansas 66061	600,000	3.7%

John C. Garrison 7211 High Drive Shawnee Mission, KS 66208	150,000	<1%

Total Ownership by Directors and Officers	7,749,000	47.3%

Total Shares Outstanding	16,382,000	100.0%

1.	Includes 1,500,000 shares owned by Mrs. Ross.
2.	Includes common shares that may be held by a spouse, trust or business entity under the control of the listed stockholder.
3.	Includes 1,000,000 unexercised options to purchase additional common shares at $1.00 per share by Owen Enterprises, LLC and 375,000 unexercised options to purchase additional common shares at $1.00 per share by Laura E. Owen, 500,000 unexercised options to purchase additional common shares at $1.00 per share by David C. Owen, 500,000 unexercised options to purchase additional common shares at $0.55 per share by Laura E. Owen, 500,000 unexercised options to purchase additional common shares at $0.55 per share by David C. Owen.

Rule 13d-3 under the Securities Exchange Act of 1934 provides the determination of beneficial owners of securities. That rule includes as beneficial owners of securities, any person who directly or indirectly has, or shares, voting power and/or investment power with respect to such securities. Rule 13d-3 also includes as a beneficial owner of a security any person who has the right to acquire beneficial ownership of such security within sixty days through any means, including the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

OTHER MATTERS

Management does not know of any other matters to be brought before the Special Meeting of shareholders. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

/s/ Charles A. Ross
Charles A. Ross, Sr.,
Chairman of the Board

January 31, 2005

BALLOT

ICOP DIGITAL, INC.

11011 KING STREET, SUITE 260

OVERLAND, KANSAS 66210

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

SPECIAL MEETING OF SHAREHOLDERS, February 28, 2005

The undersigned hereby appoints David C. Owen proxy, with full power of substitution, for and in the name or names of the undersigned, to vote all shares of Common and/or Series A Preferred Stock of ICOP Digital, Inc. held of record by the undersigned at the Special Meeting of Shareholders to be held on February 28, 2005, at 10:00 a.m., at 11011 King Street, Suite 260, Overland Park, Kansas, and at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment thereof. Said person is directed to vote on the matters described in the Notice of Special Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before, and matters incident to the conduct of, the meeting and any adjournment thereof.

1. To authorize a reverse split of the common and preferred stock on a one for ten basis, by which each ten of our issued and outstanding common and preferred shares shall become one share. Except in cases where a shareholder would have less than one (1) share, fractional shares will be rounded up to the next whole share.

☐ FOR	☐ AGAINST	☐ ABSTAIN

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU MAY SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED ‘FOR’ THE STATED PROPOSALS.

Signature of Shareholder

Signature if held jointly

Dated: , 2005

IMPORTANT: If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee, guardian or other person signing in a representative capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

If a partnership, please sign in partnership name by authorized person.